Exhibit 99.1

SandRidge Energy, Inc. Announces Closing of New Credit Facility

Oklahoma City, Oklahoma, November 30, 2020 /PRNewswire/ – SandRidge Energy, Inc. (the "Company" or "SandRidge") (NYSE:SD) today announced the closing of a $30 million credit facility (the “New Credit Facility”).

The New Credit Facility is with affiliates of Icahn Enterprises, and consists of a $10 million revolving loan facility and a $20 million term loan facility.

The New Credit Facility replaced the Company’s prior credit agreement (“Prior Credit Facility”) which was with a lending syndicate led by Royal Bank of Canada. The Prior Credit Facility was terminated effective November 30, 2020 and otherwise would have matured on April 1, 2021.

The New Credit Facility will charge the same interest rate as the previous facility, however, unlike the old facility it will have no scheduled borrowing base redeterminations and no longer charge a commitment fee.

The New Credit Facility matures on November 30, 2023. The Company has the right to prepay loans under the New Credit Facility at any time without a prepayment penalty, other than customary “breakage” costs with respect to LIBOR loans.

The Company’s Form 8-K filed on November 30, 2020 provides further details on and includes the full New Credit Facility agreement as an exhibit.

Carl Giesler, SandRidge’s President and CEO, commented, “We appreciate Icahn Enterprises and its affiliates working with us to put this facility in place. It substantially extends our liquidity runway on more efficient pricing and other terms than we believe we could achieve in the current oil & gas reserve-based lending market. It also underscores the benefit of having Icahn Enterprises as a supportive major shareholder.”

Exhibit 99.1
About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development and acquisition of oil and gas properties. Its primary areas of operation are the Mid-Continent in Oklahoma and Kansas and the North Park Basin in Colorado. Further information can be found at www.sandridgeenergy.com.

For further information, please contact:

Investor Relations
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5515